INTERNATIONAL DISTRIBUTION AGREEMENT

This agreement is effective on the 19th day of March, 2007, between OmniReliant Holdings Corporation., a company incorporated in Nevada (“Company”) and Reliant International Media, LLC (“Representative”), a Florida limited liability corporation.

WHEREAS, the Company is the owner of all rights to manufacture and distribute certain products (the “Products”) identified in Exhibit A hereto which it wishes to market via all channels of distribution and any and all forms of retail distribution, including, but not limited to retail chains, specialty shops and internet sales (“Distribution Channels”) and whereas Representative has the ability to assist the Company in presenting the Products to various Distribution Channels only in the United Kingdom (UK), Japan and Korea.

NOW THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:

1. The Company hereby grants the Representative the exclusive right to represent the Company with respect to sales of the Products through the Distribution Channels. The Products covered by this Agreement shall include any and all Products marketed by Company under Kathy Hilton name, likeness or brand excluding all perfume and perfume related products.

2. In consideration for providing these services, the Company shall pay a royalty to Representative (or Representatives’ nominee) with respect to the sale of all units of the Products sold by the Company through the Distribution Channels at the rate of ten percent (10%) of the Company's gross revenues, exclusive of shipping, handling, taxes, and duties. Such commission shall be paid to the Representative within thirty (30) days of the Company's receipt of payment from one of the Distribution Channels, accompanied by a copy of the Purchase Order(s) issued by the respective Distribution Channel describing the Products on which such commissions shall be payable to Representative. Any Products that are returned by the respective Distribution Channel to the Company shall not result in any commission payable to Representative.

3. The commissions payable to Representative shall continue to be paid throughout the period under which Representative is willing and able to provide any of the services described hereunder and the Company derives revenue from the sale of Products through any of the Distribution Channels for the Product(s) The Term of this Agreement shall also be concurrent with the term and any extensions of the Company’s agreement with KRH Licensing Company, LLC and Kathy Hilton.

4. The Company represents, warrants and covenants to Representative that all information provided in writing or on tape to Representative by the Company relating to the Products is and will be true and correct, including without limitation all written information regarding the effectiveness, quality, characteristics or fitness of the Products or the results that may be obtained from their use, and will be of consistent kind and quality, and will be merchantable; and all Products sold by the Company to or through Representative will be safe and appropriate for the purpose for which goods of that kind are normally used. The Company shall defend, indemnify and hold harmless Representative and its subsidiaries, affiliates, sub-distributors and sub-licensees and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including without limitation, claims, damages, judgments, awards, settlements, investigations, costs and reasonable legal fees, which any of them may incur or become obligated to pay as a result of (i) the sale or use of the Products, including product liability claims, (ii) the use of the Company's trademarks or the Company’s artwork, or (iii) the breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement.

5. This agreement may be signed in counterpart and facsimile signatures shall be accepted as originals. The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida therein as applied to contracts to be performed in Florida between Florida residents; provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force. Suit to enforce any provision of this Agreement, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Hillsborough County, Florida. Client agrees and consents to venue in Hillsborough County, Florida and to the in personam jurisdiction of the aforementioned courts. This Agreement (including the Exhibit(s)) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. No amendment of this Agreement shall be effective unless written and signed by both parties.

IN WITNESS WHEREOF this agreement has been executed and is effective as of the day and year first above written.

Omni Reliant Holdings Corp.	Reliant International Media, LLC

/s/ Chris Phillips	/s/ Tim Harrington
Signature	Signature

Chris Phillips	Tim Harrington
CEO	President